SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             Form 15

  Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under
  Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                Commission File Number 0-27200


                   EVERGREEN BANCSHARES, INC.
     ______________________________________________________
     (Exact name of registrant as specified in its charter)

  1706 West Tennessee Street, Tallahassee, Florida 32304 (904) 222-4600
  _____________________________________________________________________
      (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                  Common Stock ($1.00 par value)
      _______________________________________________________
      (Title of each class of securities covered by this Form)

                             -none-
 ______________________________________________________________
 (Titles of all other classes of securities for which a duty to file reports under Section 12(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]    Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]    Rule 15d-6
        Rule 12h-3(b)(1)(i)    [X]

 Approximate number of holders of record as of the certification of notice date:
 _______________________________________________________________
                               128

     Pursuant to the requirements of the Securities Exchange Act of 1934, Evergreen Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 27, 1997             BY:   /s/ Linda C. Alexionok
                                       ____________________
                                       Linda C. Alexionok, Secretary



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Securities and Exchange Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.